(LETTERHEAD OF RYAN, RUSSELL, OGDEN & SELTZER LLP)

                                                                     Exhibit 5-B

                                                October 12, 2000

GPU, Inc.
300 Madison Avenue
Morristown, New Jersey 07962

Re:   Amendment No. 1 to Registration Statement on Form S-3
      SEC File No. 333-07895

Ladies and Gentlemen:

      GPU, Inc. (the "Company") has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), an Amendment No. 1 to the Registration Statement on Form S-3 (as so amended, the "Registration Statement"), dated today's date, of which this opinion is to be a part, relating to the proposed issuance and sale by the Company of $300,000,000 aggregate principal amount of debentures (the "Debentures"). The Debentures are to be issued by the Company pursuant to an indenture (the "Indenture") between the Company and United States Trust Company of New York, as Trustee (the "Trustee").

      In our capacity as Pennsylvania counsel to the Company, a Pennsylvania corporation, we have reviewed various proceedings taken and proposed to be taken in connection with the issuance of the Debentures. We have examined such corporate records of the Company and such other instruments, documents, certificates and agreements and made such further investigation as we have deemed necessary as a basis for this opinion.

      For purposes of this opinion, we have assumed that (1) the proposed transactions are carried out on the basis set forth in the Registration
Statement and in conformity with the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States, (2) the Commission shall have issued an order declaring effective the Registration Statement under the 1933 Act, (3) the maturity dates, the interest rates, the interest payment dates, the redemption provisions and prices and other terms of the Debentures shall have been determined in accordance with the provisions of the Indenture and as set forth in the Registration Statement and the Debentures will be executed and delivered as provided in the Indenture, (4) the Indenture shall have qualified under the Trust Indenture Act of 1939, as amended, and shall have been duly executed and delivered by the Company and the Trustee, and (5) the sale of the Debentures does not violate Section 12(f) of the Public Utility Holding Company Act of 1935, as amended.


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      Based upon the foregoing,  we are of the opinion,  insofar as Pennsylvania law is concerned, that, subject to the foregoing assumptions and qualifications, the Debentures, when properly authenticated by the Trustee under the Indenture and delivered by the Company against payment therefor, will be legally issued
and  will  be  binding  obligations  of  the  Company,   subject  to  applicable
bankruptcy,  insolvency, fraudulent conveyance,  reorganization,  moratorium and
other  laws  affecting   creditors  rights   generally  and  general   equitable
principles.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as a part thereof. We also consent to the reference to our firm under "Legal Matters" in the Prospectus which is a part of the Registration Statement. In addition, we hereby consent to the reliance by Thelen Reid & Priest LLP on this opinion as to all matters of Pennsylvania law in rendering their opinion to you filed as Exhibit 5-A to the Registration Statement.

                                    Very truly yours,


                                    RYAN, RUSSELL, OGDEN & SELTZER LLP


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